EXHIBIT 3.0
FORM OF
Certificate of Designation
of
Series B 8% Convertible Preferred Stock
of
Hybrid Dynamics Corporation

Pursuant to Section 78.403 of the
General Corporation Law of the State of Nevada

HYBRID DYNAMICS CORPORATION, a Nevada corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in Article 4 of its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Corporation’s Board of Directors has duly adopted the following resolution creating a Series of Preferred Stock designated as Series B 8% Convertible Preferred Stock:

RESOLVED, that the Corporation hereby designate and create a Series of the authorized Preferred Stock of the Corporation, designated as Series B 8% Convertible Preferred Stock, as follows:

FIRST: Of the 1,000,000 shares of Preferred Stock, par value $0.0001 per share, authorized to be issued by the Corporation, 2,000 shares are hereby designated as "Series B 8% Convertible Preferred Stock." The rights, preference, privileges and restrictions granted to and imposed upon the Series B 8% Convertible Preferred Stock are as set forth below:

1.           Definitions.  For purposes of this resolution, the following definitions shall apply:

(a)         "Board" shall mean the Board of Directors of the Corporation.

(b)         "Common Stock" shall mean the Common Stock, $0.00015 par value per share, of the Corporation.

(c)         "Original Issue Price" shall mean $500.00 per share for the Series B Preferred Stock.

(d)         "Series B Preferred Stock" shall mean the Series B 8% Convertible Preferred Stock, $0.0001 par value per share, of the Corporation.

2.           Dividend Rights. The holders of Series B Preferred Stock shall be entitled to receive dividends at a rate of five percent (8%) per annum of the Original Issue Price which shall be prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock) or other distribution on the Common Stock of the Corporation. The dividends on the Series B Preferred Stock shall accrue from the date of issuance of each share and shall be payable annually on December 31 of each year (each a "Dividend Date") commencing on December 31, 2009, except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day") then such dividend shall be payable on the next day that is not a Non-Business Day on which banks in the State of Nevada are permitted to be closed

(a "Business Day") to holders of record as they appear on the stock books of the Corporation on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Record Date"). The dividends on the Series B Preferred Stock shall be payable only when, as and if declared by the Board of Directors out of funds legally available therefore, or in shares of the Company’s $0.00015 par value Common Stock at a value equal to the greater of (i) the average closing bid price for the 20 trading days immediately preceding the date the dividend is declared or (ii) twenty-five cents ($0.25).  Any dividends on the Series B Preferred Stock which have accrued but have not been paid, shall be accumulated and shall be payable only when, as and if declared by the Board of Directors as provided in the preceding sentence.

3.           Liquidation, Dissolution, Winding Up or Certain Mergers or Consolidations Rights.

(a)         If the Corporation shall (i) adopt a plan of liquidation or of dissolution, or (ii) commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or (iii) make an assignment for the benefit of its creditors, or (iv) admit in writing its inability to pay its debts generally as they become due, (v) or engage in a merger, plan of reorganization or consolidation in which the Corporation is not the surviving corporation, and on account of such event the Corporation shall liquidate, dissolve, wind up or fail to survive, or upon any other liquidation, dissolution or winding up of the Corporation, then and in that event, each share of Series B Preferred Stock shall receive stockholder liquidating proceeds in an amount not to exceed the Original Price per share plus any accumulated and unpaid dividends.

(b)         Neither the consolidation, merger or other business combination of the Corporation with or into any other person or persons in which the Corporation is the surviving corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation to a person or persons other than the holders of the Corporation's Common Stock, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

4.           Voting Rights. Prior to conversion, except as provided in the Nevada General Corporation Law, the holders of shares of Series B Preferred Stock shall have no voting rights.

5.           Conversion.

(a)         General.  Shares of Series B Convertible Preferred Stock may be converted at the option of the holder thereof, or otherwise as provided below, into fully paid and nonassessable shares of Common Stock of the Corporation at a price (the "Conversion Price") equal to 50% of the Market Price (as defined below) per share of Common Stock on the date of conversion (but the Conversion Price shall be not less than $1.00 per share (the "Minimum Price") or greater than $5.00 per share (the "Maximum Price")) with respect to the Stated Value of each share of Series B Convertible Preferred Stock.  Such option may be exercised by any holder on an all or none basis on or after July 1, 2010 with respect to the shares of Series B Convertible Preferred Stock acquired by such holder.

For purposes of this subparagraph (a) the Market Price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 10 consecutive trading days commencing 12 trading days before the day in question.  "Market Price" on any day when used with respect to the Common Stock shall mean (i) if the Common Stock is traded on a national securities exchange or on The Nasdaq Stock Market, Inc., the closing sales price (or, if no sales on that day, the high bid price) or (ii) if the Common Stock is not traded as provided in subsection (i), the closing bid price as reported in the OTC Bulletin Board of the National Association of Securities Dealers, Inc. or in the pink sheets as reported by an organization performing the services previously furnished by the National Quotation Bureau, Inc.

(b)         The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

(i)          In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common stock into a smaller number of shares of Common Stock, and in each case,

(A)        The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series B Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

(B)         An adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

(ii)         In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series B Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock is changed or exchanged multiplied by (B) the number of shares of Common Stock into which a share of Series B Preferred Stock is convertible immediately prior to the consummation of such transaction.

(c)         In case the Corporation shall be a party to a transaction described in subparagraph (b)(ii) above resulting in the change or exchange of the Corporation's Common Stock then, from and after the date of announcement of the pendency of such subparagraph (b)(ii) transaction until the effective date thereof, each share of Series B Preferred Stock may be converted, at the option of the holder thereof, into shares of Common Stock on the terms and conditions set forth in this Section 5, and if so converted during such period, such holder shall be entitled to receive such consideration in exchange for such holder's shares of Common Stock as if such holder had been the holder of such shares of Common Stock as of the record date for such change or exchange of the Common Stock.

(d)         The holder of any shares of Series B Preferred Stock may exercise his right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at the offices of the Corporation, at 52-66 Iowa Avenue, Paterson, New Jersey 07503 or any successor location, a certificate or certificates representing the shares of Series B Preferred Stock to be converted with the form of election to convert (the "Election to Convert") on the reverse side of the preferred stock certificate completed and executed as indicated, thereby stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the Election to Convert shall specify a name or names other than that of such holder, it shall be accompanied by payment of all transfer or other taxes payable upon the issuance of shares of Common Stock in such name or names that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. The Corporation will have no responsibility to pay any taxes with respect to the Series B Preferred Stock. As promptly as practicable, and in any event within three (3) Business Days after the surrender of such certificate or certificates and the receipt of the Election to Convert, and, if applicable, payment of all transfer or other taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.

(e)         The conversion described in Section 5(d) hereof shall be deemed to have been made at the close of business on the date of giving of the Election to Convert and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series B Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purpose (but not for any period in excess of 15 calendar days); but the surrender of shares of Series B Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series B Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender.

(f)          In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued; rather, the aggregate total of each conversion shall be rounded up to the nearest whole share.

(g)         Notwithstanding anything contained herein to the contrary, in no event (except while there is outstanding a tender offer for any or all of the shares of the Corporation's Common Stock) shall any holder of any Series B Preferred Stock be entitled to convert any shares of Series B Preferred Stock, to the extent that, after such conversion the sum of (i) the number of shares of Common Stock beneficially owned by such holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the  unconverted  portion of the Series B Preferred Stock beneficially owned by such holder), and (ii) the number of shares of Common Stock issuable upon the conversion of the Series B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to such Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), except as otherwise provided in clause (ii) of such sentence

6.           Reports as to Adjustments. Whenever the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible is adjusted as provided in Section 5 hereof, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series B Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series B Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

7.           Redemption.

(a)         All, but not less than all, of the shares of Series B Preferred Stock may be redeemed upon payment of an amount per share equal to the Original Issue Price per share of Series B Preferred Stock, plus any unpaid dividends thereon (the "Redemption Price"), at any time by the Corporation at its sole discretion upon thirty (30) days' written notice to the holders of the Series B Preferred Stock.

(b)         Any notice of redemption ("Redemption Notice") given by the Corporation with respect to the Series B Preferred Stock shall be delivered by mail, first class postage prepaid, to each holder of record (at the close of business on the business day preceding the day on which notice is given) of the Series B Preferred Stock, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation, for the purpose of notifying such holder of the redemption to be effected. The Redemption Notice shall specify a date (the "Redemption Date") not earlier than 30 days after the mailing of the Redemption Notice on which the Series B Preferred Stock then outstanding shall be redeemed and the place at which payment may be obtained, which shall be the principal offices of the Corporation. The Redemption Notice shall call upon each holder of Series B Preferred Stock to either (i) surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the Series B Preferred Stock to be redeemed or (ii) convert the Series B Preferred Stock into Common Stock prior to the Redemption Date in accordance with the provisions of Section 5 above. If the Corporation elects to redeem shares pursuant to this Section 7 and defaults or fails to perform its redemption obligations pursuant to this Section 7 in connection therewith, the holders of the Series B Preferred Stock shall then have the absolute right to convert such Series B Preferred Stock into Common Stock in accordance with the provisions of Section 5.

(d)         On the Redemption Date, the Corporation shall pay by check or wire transfer of immediately available funds to the person whose name appears on the certificate or certificates of the Series B Preferred Stock that (i) shall not have been converted pursuant to Section 5 hereof and (ii) shall have been surrendered to the Company in the manner and at the place designated in the Redemption Notice, the Redemption Price, and thereupon each surrendered certificate shall be canceled.

(e)         If the funds of the Corporation legally available for redemption of the Series B Preferred Stock are insufficient to redeem the total number of Series B Preferred Stock outstanding on the Redemption Date, the Series B Preferred Stock shall be redeemed (on a pro rata basis from the holders of the Series B Preferred Stock, from time to time), to the extent the Corporation is legally permitted to do so, and the redemption obligations of the Corporation hereunder will be a continuing obligation until the Corporation's redemption of all of the Series B Preferred Stock.

(f)          From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series B Preferred Stock (except the right to receive the Redemption Price subsequent to the Redemption Date upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

8.           No Re-issuance of Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

SECOND: That such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series B Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 78-1955 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the below signed officer of the Corporation has caused this Designation to be executed this _______ day of June, 2009.

HYBRID DYNAMICS CORPORATION
By:______________________________
Print Name: Mark S. Klein
Print Title: President